Exhibit 99.1

HEALTHCARE SERVICES GROUP, INC. REPORTS RESULTS
FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND
ANNOUNCES INCREASED FIRST QUARTER 2017 CASH DIVIDEND

Bensalem, PA — April 11, 2017 — Healthcare Services Group, Inc. (NASDAQ:HCSG) reported that revenues for the three months ended March 31, 2017 increased approximately 5% to $404.5 million. Net income for the three months ended March 31, 2017 was $22.0 million, or $0.30 per basic and diluted common share, compared to the three months ended March 31, 2016 net income of $18.6 million, or $0.26 per basic and diluted common share. The Company also announced that it has entered into new service agreements with expected annualized revenues of over $160 million, to begin during the second quarter of 2017. The Company expects the full run rate of this most recent expansion effort to be reflected in the third quarter 2017 results.

In addition, our Board of Directors declared a quarterly cash dividend of $0.18750 per common share, payable on June 23, 2017 to shareholders of record at the close of business on May 19, 2017. This represents the 56th consecutive quarterly cash dividend payment, as well as the 55th consecutive increase since our initiation of quarterly cash dividend payments in 2003.

The Company will host a conference call on Wednesday, April 12, 2017 at 8:30 a.m. Eastern Time to discuss its results for the three months ended March 31, 2017. The call may be accessed via phone at 800-893-5360. The call will be simultaneously webcast under the “Events & Presentations” section of the investor relations page on our website, www.hcsg.com. A replay of the earnings call may be accessed through the phone number above through approximately 10:00 p.m. Eastern Time on Wednesday, April 12, 2017. The webcast will also be available on our website for one year following the date of the earnings call.

The Company also announced that it will be presenting at the Mizuho Global SMID-Cap Opportunities Conference on May 18, 2017 at the Langham Hotel in Boston, as well as at the UBS Global Healthcare Conference on May 23, 2017 at the Grand Hyatt New York. During the week of June 6, 2017, the Company will also be presenting at the Jefferies Global Healthcare Conference at the Grand Hyatt New York and at the Baird Global Consumer, Technology & Services Conference at the InterContinental New York Barclay Hotel.

Cautionary Statement Regarding Forward-Looking Statements

This release and any schedules incorporated by reference into it may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, which are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, and our beliefs and assumptions. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “goal,” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking information is also subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, risks arising from our providing services exclusively to the health care industry, primarily providers of long-term care; credit and collection risks associated with this industry; having several clients who individually contributed over 4%, with one as high as 9.9%, of our total consolidated revenues for the three months ended March 31, 2017; our claims experience related to workers’ compensation and general liability insurance; the effects of changes in, or interpretations of laws and regulations governing the industry, our workforce and services provided, including state and local regulations pertaining to the taxability of our services and other labor related matters such as minimum wage increases; tax benefits arising from our corporate reorganization and self-funded health insurance program transition; risks associated with the reorganization of our corporate structure; perceived or real risks related to the food industry; and the risk factors described in our Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2016 in Part I thereof under “Government Regulation of Clients,” “Competition’’ and “Service Agreements/Collections,” and under Item IA “Risk Factors.”

These factors, in addition to delays in payments from clients, have resulted in, and could continue to result in, significant additional bad debts in the near future. Additionally, our operating results would be adversely affected if unexpected increases in the costs of labor and labor-related costs, materials, supplies and equipment used in performing services could not be passed on to our clients.

In addition, we believe that to improve our financial performance we must continue to obtain service agreements with new clients, retain and provide new services to existing clients, achieve modest price increases on current service agreements with existing clients and maintain internal cost reduction strategies at our various operational levels. Furthermore, we believe that our ability to sustain the internal development of managerial personnel is an important factor impacting future operating results and the successful execution of our projected growth strategies.

Healthcare Services Group, Inc. is the largest national provider of professional housekeeping, laundry and dietary services to long-term care and related health care facilities.

Company Contacts:

Daniel P. McCartney	Theodore Wahl	Matthew J. McKee
Chairman	President and Chief Executive Officer	Senior Vice President of Strategy

215-639-4274
investor-relations@hcsgcorp.com

HEALTHCARE SERVICES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Revenues	$404,490	$384,807
Operating costs and expenses:
Cost of services provided	345,570	330,044
Selling, general and administrative	28,210	25,346
Income from operations	30,710	29,417
Other income:
Investment and interest	1,569	187
Income before income taxes	32,279	29,604
Income taxes	10,262	10,978

Net income	$22,017	$18,626

Basic earnings per common share	$0.30	$0.26

Diluted earnings per common share	$0.30	$0.26

Cash dividends declared per common share	$0.18750	$0.18250

Basic weighted average number of common shares outstanding	73,074	72,364

Diluted weighted average number of common shares outstanding	73,946	73,014

HEALTHCARE SERVICES GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2017	December 31, 2016
	(Unaudited)
Cash and cash equivalents	$48,230	$23,853
Marketable securities, at fair value	68,260	67,730
Accounts and notes receivable, net	281,113	271,276
Other current assets	54,118	51,765
Total current assets	451,721	414,624

Property and equipment, net	13,397	13,455
Notes receivable - long term	7,056	7,531
Goodwill	44,438	44,438
Other intangible assets, net	13,802	14,409
Deferred compensation funding	25,082	24,119
Other assets	9,612	9,870
Total Assets	$565,108	$528,446

Accrued insurance claims - current	$23,857	$23,573
Other current liabilities	93,807	77,298
Total current liabilities	117,664	100,871

Accrued insurance claims - long term	64,581	64,080
Deferred compensation liability	26,386	24,653
Stockholders' equity	356,477	338,842
Total Liabilities and Stockholders' Equity	$565,108	$528,446

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